Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Mosaic Company:

We consent to the use of our report dated July 22, 2010, with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2010 and 2009, and the related consolidated statements of earnings, equity, and cash flows for each of the years in the three-year period ended May 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2010; our report dated June 28, 2010, with respect to the statements of net asset available for benefits of the Mosaic Investment Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2009; and our report dated June 28, 2010 with respect to the statements of net asset available for benefits of the Mosaic Union Savings Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2009; incorporated by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of the Mosaic Company and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

June 23, 2011